Exhibit 99.1

Magnolia Solar Awarded $750,000 Phase II STTR Program
by the United States Air Force

Two-Year Program Focused on Ultra-High Efficiency, Thin-Film Solar Cells

WOBURN, MA and ALBANY, NY – October 9, 2012 -- Magnolia Solar Corporation (OTCBB: MGLT) (“Magnolia Solar”), developer of revolutionary thin-film solar cell technologies employing nanostructured materials and designs, announced today that its wholly owned subsidiary, Magnolia Solar, Inc., received a $750,000 Phase II award from the United States Air Force as part of the Small Business Technology Transfer (STTR) program.  The goal of this two-year program is to develop ultra-high efficiency, thin-film solar cells for space power applications. The work on this contract complements the work on high-efficiency solar cells previously funded by the Air Force and announced in November 2011.  Both of these funded contracts are supporting Magnolia Solar’s development program.

Photovoltaic devices can provide a mobile source of electrical power for a variety of defense and commercial applications in both space and terrestrial environments. Many of these mobile power applications can directly benefit from enhancements in the efficiency of the photovoltaic devices. Today, state-of-the-art photovoltaic devices employ multi-junction designs that have achieved efficiencies over 30% in normal sunlight and exceed 40% under concentration.  However, current approaches are reaching practical limits due to the complexity and cost of the multi-junction device design.  The funding to Magnolia Solar from the Air Force is intended for the build out of these nanostructured solar cells that have the potential to deliver ultra-high efficiencies in single-junction devices; efficiencies that can potentially approach 50% in un-concentrated sunlight. We believe single-junction solar cells are inherently less complex than multi-junction cells and will potentially provide ultra-high efficiency at a lower cost.

Dr. Ashok K. Sood, President and CEO of Magnolia Solar Corporation, stated, “We are working to improve the efficiency of photovoltaic devices via novel materials combined with innovative device designs. Quantum dot structures with excellent structural and optical properties were demonstrated during the Phase I program and are intended to be incorporated into advanced photovoltaic devices during the Phase II effort. These structures have the potential to enable photovoltaic devices to reach new levels of performance for power output efficiency.”

About Magnolia Solar Corporation

Based in Woburn, MA and Albany, NY, Magnolia Solar was founded in 2008 to develop and commercialize revolutionary new thin-film solar cell technologies that employ nanostructured materials and designs.  Both higher current and higher voltage outputs are expected from thin-film solar cells that combine Magnolia’s exclusive material structures with advanced optical coatings.  Magnolia’s patent-pending technology has the ability to capture a larger part of the solar spectrum to produce high efficiency solar cells, and incorporates a unique nanostructure-based antireflection coating technology to further increase solar cell efficiency, thereby reducing the cost per watt.  The company is targeting a variety of civilian and defense applications for its photovoltaic solar cells.  Magnolia’s solar cell technology can be used to generate power for existing electrical grids, and is particularly well-suited for distributed and portable power generation applications.

For more information, please visit www.MagnoliaSolar.com, or visit us on Facebook, Twitter, You Tube, or LinkedIn.

Forward-Looking Statements

This release contains forward-looking statements, including, without limitation, statements concerning our business and possible or assumed future results of operations. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons including: our ability to continue as a going concern, adverse economic changes affecting markets we serve; competition in our markets and industry segments; our timing and the profitability of entering new markets; greater than expected costs, customer acceptance of our products or difficulties related to our integration of the businesses we may acquire; and other risks and uncertainties as may be detailed from time to time in our public announcements and SEC filings. Although we believe the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and our future results, levels of activity, performance or achievements may not meet these expectations. We do not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in our expectations, except as required by law.

For more information contact:

info@magnoliasolar.com